Exhibit 99.1

N E W S R E L E A S E
Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Corporation (NASDAQ FCFC) Increases Its Lending Facilities By $100 Million

Waco, Texas August 28, 2007……  FirstCity Financial Corporation announced today that the Company and Bank of Scotland have amended FirstCity’s existing corporate credit facility to increase the maximum available commitment under the revolver from $175 million to $225 million. This increase, along with a $50 million increase in the borrowing facility to FH Partners to finance portfolio and asset purchases represents total increased borrowing capacity for FirstCity of $100 million.

James T. Sartain, President and CEO of FirstCity stated, “The increased funding available under our bank lending facilities will allow FirstCity to continue the strong growth in its earning asset base by capitalizing on opportunities in the markets.”

Additional information regarding the amended facilities is detailed in an 8-K filed with the SEC today.

Forward — Looking Statements

Certain statements in this press release, which are not historical fact, may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions.  Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected.  There are many important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.  Such factors include, but are not limited to, the impact of certain covenants in loan agreements of the Company and its subsidiaries; the continued availability of the Company’s credit facilities; the performance of the Company’s subsidiaries and affiliates; factors more fully discussed and identified under Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, risk factors and other risks identified in the Company’s current report on Form 10-K, filed July 24, 2007, and other Securities and Exchange Commission filings.  The forward-looking statements in this release speak only as of the date of this release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

FirstCity Financial is a diversified financial services company with operations dedicated to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in Europe and Latin America. Its common stock is listed on the NASDAQ Global Select Market System under the symbol “FCFC.”